Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

REMOTE KNOWLEDGE, INC.

ARTICLE I

NAME

The name of the corporation shall be Remote Knowledge, Inc.

ARTICLE II

PERIOD OF DURATION

The corporation shall exist perpetually unless dissolved according to law.

ARTICLE III

PURPOSE

The purpose for which the corporation is organized is to transact any lawful business or businesses for which corporations may be incorporated pursuant to the Delaware General Corporation Law.

ARTICLE IV

4.1	Capital

The aggregate number of shares which this corporation shall have the authority to issue is 100,000,000 shares, with a par value of .001, which shares shall be designated common stock. No share shall be issued until it has been paid for, and it shall thereafter be nonassessable. The corporation shall also have the authority to issue 10,000,000 shares of voting preferred stock with a par value of ..001. The preferred stock of the corporation shall be issued in one or more series as may be determined from time to time by the Board of Directors. In establishing a series, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares in a series shall be alike. Each series may vary in the following respects: (1) the rate of the dividend; (2) the price and the terms and conditions on which shares shall be redeemed; (3) the amount payable upon shares in the event of involuntary liquidation; (4) the amount payable upon shares in the event of voluntary liquidation; (5) sinking fund provisions for the redemption of shares; (6) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion; and (7) voting powers.

4.2	Designation of Rights and Preferences of Series A Preferred Stock

The Board of Directors of the Corporation designates and creates a total of Fifteen Thousand (15,000) shares of “Series A Preferred Stock” from the authorized but unissued preferred stock of the Corporation, and the Board of Directors of the Corporation hereby affixes the designation, powers, preferences and relative, participating, optional and other special rights, in the qualifications, limitations or restrictions thereof of the Series A Preferred Stock as follows:

1. Dividend Provisions. The holders of shares of Series A Preferred Stock and common stock shall be entitled to receive dividends, out of any assets legally available therefore, on a pro rata basis based on the number of shares of common stock held by each such holder plus the additional number of shares of common stock that would be held by each such holder if all such Series A Preferred Stock was converted to common stock (such aggregate number calculated on an “As-If-Converted Basis”), payable when, as and if declared by the Board of Directors.

2.	Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of common stock or other series of preferred stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) $2,000.00 for each outstanding share of Series A Preferred Stock and (ii) an amount equal to declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock pro rata based upon the number of shares of Series A Preferred Stock held by each such holder.

(b) Upon the completion of the distribution required by subsection (a) of this Section 2, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Series A Preferred Stock and common stock pro rata based on the number of shares of common stock held by each (on an As-If-Converted Basis), without regard to any assets or proceeds distributed to the holders of Series A Preferred Stock pursuant to subsection 2(a).

(i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the Preferred Stock then outstanding shall determine otherwise): (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the holders of the Corporation’s outstanding shares entitled to vote for the election of directors immediately before such acquisition owning less than 50% of the outstanding voting power of the Corporation or surviving corporation, as the case may be, immediately after such acquisition; or (B) a sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation, except where such sale is to a wholly-owned subsidiary of the Corporation.

(ii) The amount deemed paid or distributed to holders of Series A Preferred Stock in any of such events, if the amount paid or distributed is other than cash, shall be the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation; provided, however, that any securities shall be valued as follows:

(A) Securities not registered under the Securities Act of 1933, as amended (the “Securities Act”), or not subject to other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 20-day period ending 3 days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 20-day period ending 3 days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(B) The method of valuation of securities not registered under the Securities Act or not subject to other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(iii) In the event the requirements of this subsection 2(b) are not complied with, the Corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(b)(iv) hereof.

(iv) The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than 20 days prior to the shareholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock.

3. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of common stock as is determined by multiplying such share by the ratio that is equal to (x) the price paid for such share by the holder to whom such share was issued by the Corporation (the “Original Series A Issue Price”) divided by (y) the Series A Conversion Price (the “Series A Conversion Ratio”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, at any time after the earlier of (i) the date on which the Registration Statement referenced in subsection 3(g) is declared effective by the Securities and Exchange Commission (the “SEC”), or (ii) March 21, 2003. The initial Series A Conversion Price per share shall be $1.00. However, the Series A Conversion Price shall be subject to adjustment as set forth in subsection 3(d).

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of common stock at the Series A Conversion Ratio then in effect immediately upon the earlier of (i) the Corporation’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $5.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and $25,000,000 in the aggregate, or (ii) the date specified by written consent or agreement of the holders of not less than 80% of the then outstanding shares of Series A Preferred Stock.

(c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of common stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the number of shares of Series A Preferred Stock to be converted and of the election to convert the same, and shall state therein the name or names in which the certificate or certificates for the shares of common stock are to be issued. The Corporation shall pay any issue and transfer taxes that may be payable in respect of any issue or delivery of shares of common stock on conversion of Series A Preferred Stock pursuant hereto. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of common stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date such holder gives written notice of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of common stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the common stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Series A Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(A) If the Corporation shall issue, after the date upon which any shares of Series A Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to the issuance of such Additional Stock (a “Dilutive Price”), the Series A Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to the Dilutive Price. Any adjustment made pursuant to this clause (i)(A) shall be made on the next business day following the date on which any such issuance is made and shall be effective as of the close of business of the date of such issuance.

(B) No adjustment of the Series A Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of the Series A Conversion Price pursuant to this subsection 3(d)(i) shall have the effect of increasing the Series A Conversion Price above the Series A Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of common stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the common stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for common stock, securities by their terms convertible into or exchangeable for common stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (“Common Stock

Equivalents”), the following provisions shall apply for all purposes of this subsection 3(d)(i) and subsection 3(d)(ii):

(1) The aggregate maximum number of shares of common stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for common stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the common stock covered thereby.

(2) The aggregate maximum number of shares of common stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of common stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of common stock outstanding for purposes of subsection 3(d)(i)(A)), the Series A Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of common stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of common stock outstanding for purposes of subsection 3(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of common stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of common stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of common stock or Common Stock Equivalents issued by the Corporation after the Purchase Date other than:

(A) shares of common stock issued pursuant to a transaction described in subsection 3(d)(iii) hereof;

(B) shares of common stock issued or issuable to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation (including past stock grants of 523,750 shares of common stock issued to officers and directors of the Corporation), up to 15% of the total number of shares of common stock outstanding at the time of issuance (on an As-If-Converted Basis);

(C) shares of common stock issuable or issued upon conversion of any shares of Series A Preferred Stock;

(D) the issuance of securities in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, provided that such bona fide business acquisition is approved by the Board of Directors of the Corporation; or

(E) the issuance of securities pursuant to the anti-dilution provisions of any other outstanding securities of the Corporation that are triggered as a result of the sale of Series A Preferred Stock at the initial Series A Conversion Price.

(iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of common stock or the determination of holders of common stock entitled to receive a dividend or other distribution payable in additional shares of common stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of common stock or the Common Stock Equivalents (including the additional shares of common stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred

Stock shall be appropriately decreased so that the Series A Conversion Ratio shall be increased in proportion to such increase of the aggregate of shares of common stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of common stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of common stock, then, following the record date of such combination, the Series A Conversion Price shall be appropriately increased so that the Series A Conversion Ratio shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the maximum number of shares of common stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of common stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the common stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of common stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Series A Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) Registration Statement.

(i) The Corporation shall use commercially reasonable best efforts to (A) cause its 2001 Audit (as defined below) to be completed and delivered to the Corporation, (B) prepare and file with the SEC a registration statement with respect to the common stock issuable upon conversion of the Series A Preferred Stock (the “Registration Statement”), (C) cause such Registration Statement to become effective, and (D) keep such Registration Statement effective for a period ending on the earlier of (I) the conversion of all outstanding shares of Series A Preferred Stock into common stock or (II) when resales of the common stock issuable upon conversion of the Series A Preferred Stock may be resold pursuant to Rule 144 promulgated under the Securities Act. As used herein, the “2001 Audit” means an income statement and statement of cash flows for the Corporation for the year ended December 31, 2001, and a balance sheet and statement of shareholder’s equity for the Corporation as of the year ended December 31,

2001, audited and certified by independent public accountants selected by the Corporation.

(ii) If the Registration Statement is not filed with the SEC on or before the later of (A) 30 days after the last closing of the sale of the Series A Preferred Stock anticipated to take place on December 5, 2002, or (B) 15 days after the Corporation’s receipt of the 2001 Audit, the Series A Conversion Price will be reduced to $0.75, and for each subsequent 30-day period that the Registration Statement is not filed, the Series A Conversion Price will be reduced an additional $0.25 to a minimum Series A Conversion Price of $0.50.

(iii) If the Registration Statement is not declared effective by the SEC on or before 90 days after the filing of such Registration Statement, the Series A Conversion Price will be reduced to $0.75, and for each subsequent 90-day period that the Registration Statement is not effective, the Series A Conversion Price will be reduced an additional $0.25 to a minimum Series A Conversion Price of $0.50.

(iv) The adjustments to the Series A Conversion Price provided for in subsections 3(g)(ii) and 3(g)(iii) shall not apply in the event that the Corporation’s failure to file the Registration Statement, or to cause the Registration Statement to become effective, or to keep such Registration Statement effective for the period stated in subsection 3(g)(i), is primarily or substantially caused by any material change after the Purchase Date in the Securities Act, the Securities Exchange Act of 1934, as amended, or any rule or regulation promulgated by the SEC which requires substantial additions to, or revisions of, the Registration Statement, or caused by any other factors beyond the reasonable control of the Corporation, such as closure of the SEC due to acts of terrorism or federal budget stalemates, or the failure of a selling security holder to=furnish to the Corporation such information regarding itself, the securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such securities or, if required by the managing underwriter in the event of any underwritten public offering, the failure of a selling security holder to enter into and perform its obligations under an underwriting agreement in usual and customary form with the managing underwriter of such offering.

(v) The Corporation also shall use commercially reasonable best efforts to cause the common stock to be listed on the NASDAQ Bulletin Board or the Small Cap Market.

(h) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Series A Conversion Price at the time in effect, and (iii) the number of shares of common stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock.

(j) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of the such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles of Incorporation.

(l) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

4. Voting Rights. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of common stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote, except as provided herein or as otherwise required by law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an As-If-Converted Basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

5. Redemption.

(a) Upon the election of holders of not less than 67% of the then outstanding shares of Series A Preferred Stock made at any time on or after March 21, 2007, the Corporation shall, to the extent it may do so under applicable law, redeem all of the outstanding shares of Series A Preferred Stock in three equal yearly installments. The foregoing election shall be made by such holders giving written notice to the Corporation, immediately after which the Corporation shall give such written notice to each of the other holders of Series A Preferred Stock. Upon the election of holders of not less than 67% of the then outstanding shares of Series A Preferred Stock to cause the Corporation to redeem the Series A Preferred Stock pursuant to the provisions of this Section 5, all holders of Series A Preferred Stock shall be deemed to have elected to cause the Series A Preferred Stock to be so redeemed.

(b) The first redemption shall be made by the Corporation within 45 days after its receipt of the written election and the second and third redemptions shall be made on the first and second yearly anniversaries thereafter (each, a “Redemption Date”). If, at a Redemption Date, the Corporation is prohibited under the Texas Business Corporation Act from redeeming all shares of Series A Preferred Stock for which redemption is required under this Section 5, then it shall redeem such shares on a pro-rata basis among the holders of Series A Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the Texas Business Corporation Act. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences of the Series A Preferred Stock.

(c) The Corporation shall give written notice of the first redemption of Series A Preferred Stock to the holders thereof at least ten days prior to the first Redemption Date. The notice of redemption shall state (i) the number of shares of Series A Preferred Stock of such holder to be redeemed, (ii) the Redemption Date, (iii) the price at which the Series A Preferred Stock is to be redeemed, and (iv) where the Series A Preferred Stock is to be surrendered for redemption and payment therefor may be obtained. If such notice of redemption shall have been duly given and if, on or before the first Redemption Date, the funds necessary for such redemption shall have been set apart or otherwise are legally and physically available therefor, then as of 11:59 p.m. on the Redemption Date, notwithstanding that any or all of the certificates representing the shares of Series A Preferred Stock to be redeemed may not have been surrendered, such shares shall no longer be deemed outstanding and all rights of the holders of such shares of Series A Preferred Stock called for redemption shall forthwith as of such time cease and terminate, other than the right to receive payment for such shares as specified in this Section 5.

(d) The Corporation shall not be required to give notice of the second and third Redemption Dates. If, on or before the applicable Redemption Date, the funds necessary for such redemption shall have been set apart or otherwise are legally and physically available therefor, then as of 11:59 p.m. on the Redemption Date, notwithstanding that any or all of the certificates representing the shares of Series A Preferred Stock to be redeemed may not have been surrendered, such shares shall no longer be deemed outstanding and all rights of the holders of such shares of Series A Preferred Stock called for redemption shall forthwith as of such time cease and terminate, other than the right to receive payment for such shares as specified in this Section 5.

(e) The redemption price for each share of Series A Preferred Stock shall be the Original Series A Issue Price plus declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like), if any, through the effective date of the redemption. The redemption price shall be payable in immediately available funds on the Redemption Date. Until the full redemption price has been paid for all shares of Series A Preferred Stock redeemed as of the applicable Redemption Date (i) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation, and (ii) no shares of capital stock of the Corporation (other than Series A Preferred Stock in accordance with this Section 5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

(f) The Corporation shall be entitled to withhold payment of the redemption price to a holder of shares of Series A Preferred Stock redeemed as of the applicable Redemption Date pending receipt of the original certificate(s) representing such Series A Preferred Stock or an indemnity (secured by a bond or other collateral, if the Corporation so elects) against the loss thereof. In case fewer than all of the shares of Series A Preferred Stock represented by any certificate(s) are redeemed, one or more new certificates shall be issued to the holder thereof representing the unredeemed shares.

6. Priority. The Series A Preferred Stock shall rank, with respect to all dividends and distributions of the Corporation, senior to the common stock and all other series of preferred stock of the Corporation hereafter created by the Board of Directors.

7. Financial Statements. For so long as at least 10% of the Series A Preferred Stock issued on the Purchase Date remains outstanding, the Corporation shall deliver to each holder of Series A Preferred Stock:

(a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Corporation, an income statement and statement of cash flows for the Corporation for such year, and a balance sheet and statement of shareholder’s equity for the Corporation for such year, audited and certified by independent public accountants selected by the Corporation;

(b) as soon as practicable, but in any event within 30 days after the end of each of the first three quarters of each fiscal year of the Corporation, an unaudited income statement and unaudited statement of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter.

8. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

9. Covenant. The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than 50% of the outstanding shares of Series A Preferred Stock, amend, supplement, or modify this Certificate of Designation or otherwise alter or change the terms, rights, preferences or privileges of the Series A Preferred Stock.

ARTICLE V

PREEMPTIVE RIGHTS

A shareholder of the corporation shall not be entitled to a preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

ARTICLE VI

CUMULATIVE VOTING

The stockholders shall not be entitled to cumulative voting.

ARTICLE VII

SHARE TRANSFER RESTRICTIONS

The corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The Board of Directors is hereby authorized on behalf of the corporation to exercise the corporation’s right to so impose such restrictions.

ARTICLE VIII

REGISTERED OFFICE AND AGENT

The address of the corporation’s registered office in Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent at such address is Corporation Service Company. Either the registered office or the registered agent may be changed in the manner provided by law.

ARTICLE IX

INITIAL BOARD OF DIRECTORS

The number of directors shall be fixed in accordance with the bylaws. The initial Board of Directors of the corporation shall consist of one director. The following person shall serve as the initial director of this corporation until the first annual meeting of stockholders or until their successors shall be elected and qualified:

Name	Address

Randy S. Bayne	c/o Varitek Industries, Inc.
16360 Park Ten Place, Suite 200
Houston, Texas 77084

ARTICLE X

INDEMNIFICATION/LIMITATION OF LIABILITY

1. Mandatory Indemnification. The corporation shall indemnify its directors, officers, employees, fiduciaries, and agents to the full extent permitted by the Delaware General Corporation Law as it may be amended from time to time.

2. Indemnification Not Exclusive Right. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

3. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him or her against such liability under provisions of this Article.

4. Limit on Director Liability. To the maximum extent permitted by Section 102 (b) (7) of the General Corporation Law of Delaware, a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for negligence or breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE XI

TRANSACTIONS WITH INTERESTED DIRECTORS

No contract or other transaction between the corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers are financially interested shall be either void or voidable solely because of such relationship or interest, or solely because such directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or solely because their votes are counted for such purpose if:

1. The fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors;

2. The fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

3. The contract or transaction is fair and reasonable to the corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

The officers, directors and other members of management of this corporation shall be subject to the doctrine of “corporate opportunities” only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by this corporation’s Board of Directors as evidenced by resolutions appearing in the corporation’s minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of this corporation shall be disclosed promptly to this corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by the corporation. This provision shall not be construed to release any employee of this corporation (other than an officer, director or member of management) from any duties which he may have to this corporation.

ARTICLE XII

MANAGEMENT

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors;

2. The Board of Directors may from time to time make, amend, supplement or repeal the bylaws; provided, however, that the stockholders may change or repeal any bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the corporation; and, provided further, that no amendment or supplement to the bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders;

3. The directors of the corporation need not be elected by written ballot unless the bylaws so provide; and

4. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE XIII

INCORPORATOR

The name and mailing address of the incorporator are:

Roger V. Davidson	1225 17th Street, Suite 2300
Denver, Colorado 80202

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 10th day of September, 2003.

/s/ Roger V. Davidson
Roger V. Davidson